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                               PRINTED IN U.S.A.

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                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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This endorsement is made a part of this annuity policy to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The Owner is establishing a Roth Individual Retirement Annuity ("Roth IRA") under Section 408A of the Internal Revenue Code, as amended ("Code"), to provide for his or her retirement and for the support of his or her beneficiaries after death.

ARTICLE I

1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the Company will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Owner.
2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

ARTICLE II
The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single Owner, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married Owner who files jointly, between AGI Of $150,000 and $160,000; and for a married Owner who files separately, between $0 and $10,000. In the case of a conversion, the Company will not accept IRA Conversion Contributions in a tax year if the Owner's AGI for that tax year exceeds $100,000 or if the Owner is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

ARTICLE III
The Owner's interest in the contract is nonforfeitable and nontransferable.

ARTICLE IV
1.   The contract does not require fixed contributions.
2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.

ARTICLE V

1. If the Owner dies before his or her entire interest in the contract is distributed to him or her and the Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Owner or, if the Owner has not so elected, at the election of the beneficiary, either:
     (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death, or
     (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the Owner's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.
If distributions do not begin by the date described in (b), distribution method
(a) will apply.

2. If the Owner's spouse is the sole beneficiary on the Owner's date of death, such spouse will then be treated as the Owner.

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           ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT (CONTINUED)
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ARTICLE VI
1. The Owner agrees to provide the Company with information necessary for the Company to prepare any reports required under sections 408(i) and 408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.
2. The Company agrees to submit reports to the Internal Revenue Service and the Owner as prescribed by the Internal Revenue Service.

ARTICLE VII
Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

ARTICLE VIII
This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

ARTICLE IX
1. The treatment provided in Article V.2 of this endorsement may be declined by the surviving spouse of the Owner.
2. The Annuitant is the Owner. Ownership cannot be changed or forfeited. An irrevocable beneficiary may not be named.
3.   The effective date of this endorsement is the policy date.

STATE FARM LIFE INSURANCE COMPANY

/s/ Edward B. Rust Jr.
President

/s/ Laura P. Sullivan
Secretary
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                  INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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The Internal Revenue Code (the Code) requires certain restrictions on policy provisions to make this policy an Individual Retirement Annuity. This endorsement controls if its wording conflicts with policy wording. Changes in the Internal Revenue Code, regulations, and Revenue Rulings may require changes to be made to this endorsement. Any such changes will be sent to you. This policy is established for the exclusive benefit of you and your beneficiaries. You will receive annual calendar-year reports as required by the Code.

PREMIUM PROVISIONS. Except in the case of a rollover contribution (as permitted by section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code),
or a contribution to a Simplified Employee Pension Program as described in section 408(k) of the Code, the total premiums paid for any taxable year may not exceed $2,000 and must be in cash. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to section 408(p) of the Code. No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

OWNER. The Annuitant is the Owner. Ownership cannot be changed or forfeited. An irrevocable beneficiary may not be named.

NOT TRANSFERABLE. You cannot transfer ownership of this policy or assign, sell, or pledge any interest in it.

REQUIRED DISTRIBUTION RULES:

ARTICLE I
Notwithstanding any provision of this agreement to the contrary, the distribution of an individual's interest shall be made in accordance with minimum distribution requirements of section 401(a)(9) of the Code, including the incidental death benefit provisions of section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Payments must be made periodically in intervals no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the proposed regulations.

ARTICLE II
The Owner's entire interest in the policy must be distributed, or begin to be distributed, by the Owner's required beginning date, which is April 1 following the calendar year in which the Owner reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Owner may elect to have the balance in the policy distributed in one of the following forms:
     (a)  a single sum payment;
     (b)  equal or substantially equal payments over the life of the Owner;
     (c) equal or substantially equal payments over the lives of the Owner and his or her designated beneficiary;
     (d) equal or substantially equal payments over a specified period that may not be longer than the Owner's life expectancy;
     (e) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Owner and his or her designated beneficiary.

ARTICLE III
If the Owner dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:
     (a)  If the Owner dies on or after distributions have begun under
Article II above, the entire remaining interest must be distributed at least as rapidly as provided under Article II.


FORM 97342
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             INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT (CONTINUED)
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REQUIRED DISTRIBUTION RULES (CONTINUED)

ARTICLE III (CONTINUED)
     (b) If the Owner dies before distributions have begun under Article II above, the entire remaining interest must be distributed as elected by the Owner or, if the Owner has not so elected, as elected by the beneficiary or beneficiaries, as follows:
     (1) by December 31st of the year containing the fifth anniversary of the Owner's death; or
     (2) in equal or substantially equal payments over the life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the Owner's death. If, however, the beneficiary is the Owner's surviving spouse, then this distribution is not required to begin before the later of December 31st of the calendar year immediately following the calendar year of the Owner's death, or December 31st of the calendar year in which the Owner would have attained age 70 1/2.

Distributions under this article are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or, if prior to the required beginning date, distributions irrevocably commence to the Owner over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the proposed regulations.

ARTICLE IV
(a) Unless otherwise elected by the Owner prior to the commencement of distributions under Article II above or, if applicable, by the surviving spouse where the Owner dies before distributions have commenced, life expectancies of an Owner or spouse beneficiary shall be recalculated annually for purposes of distributions under Article II and Article III above. (Life expectancy is computed by use of the expected return multiples in Table V and VI of section 1.72-9 of the Income Tax Regulations.)
(b) An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated. Under this approach, life expectancy will be calculated using the attained age of an individual during the calendar year in which the Owner attains age 70 1/2. Payments for the subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

ARTICLE V
An individual may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the 'alternate method' described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.

EFFECTIVE DATE OF THIS ENDORSEMENT.  This is the policy date.

STATE FARM LIFE INSURANCE COMPANY


/s/ Edward B. Rust Jr.

President


/s/ Laura P. Sullivan

Secretary


FORM 97342

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FORM: L97347 - QUALIFIED PLANS' SURVIVOR ANNUITY ENDORSEMENT

Endorsement. Sections 401(a)(11) and 417 of the Internal Revenue Code require certain restrictions on policy provisions when this policy is distributed to or owned by a qualified plan participant. This Endorsement controls if its wording conflicts with policy wording.

Owner.  The Annuitant is the Owner (you).

Not Transferable. You cannot transfer ownership of this policy or assign, sell, or pledge any interest in it except to State Farm Life or in accord with a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code.

Withdrawal, Surrender, and Change of Beneficiary. If you are married, you may make withdrawals, surrender the policy, or change the beneficiary only with the notarized written consent of your spouse.

Payments of Benefits.  For payments that start while you are alive:
(1) Payments will be made under Annuity Option 3 - Joint and Last Survivor Life Annuity if (a) you are married on the Annuity Date and (b) no other method of payment is chosen in writing by you with the notarized consent of your spouse.
(2) Payments will be made under Annuity Option 1 - Life Annuity if (a) you are not married on the Annuity Date and (b) no other method of payment is chosen in writing by you.

Effective Date of This Endorsement. This is the date the policy is distributed to or owned by a qualified plan participant.

State Farm Life Insurance Company